Exhibit 10.1

ACCURIDE CORPORATION
WAIVER AND RELEASE AGREEMENT

1.           General Release:  In consideration for payment of twelve months base salary as outlined in the letter to me from James Maniatis, dated August 31, 2012, I hereby waive, release and forever discharge Accuride Corporation, its subsidiaries, divisions, parents, owners and affiliates, and their shareholders, directors, officers, executives, managers, supervisors, employees, partners, agents, joint ventures and joint venturers, and their successors and assigns, past, present and future (collectively referred to below as “the Company”) from any and all KNOWN OR UNKNOWN actions, causes of action, claims or liabilities of any kind which have been or could be asserted against the Company arising up to and including the date of this Waiver and Release Agreement (“Agreement”), including but not limited to:

(a)
claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Worker Adjustment and Retraining Notification Act, as amended, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act, The Fair Credit Reporting Act, the Genetic Information Non-Disclosure Act and/or any and all other federal, state, local or municipal employment discrimination statutes (including, but not limited to, claims, actions, causes of action or liabilities based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, genetic information and veteran status); and/or

(b)	claims, actions, causes of action or liabilities arising under any and all other federal, state, or local municipal statute laws, ordinances and/or regulations; and/or

(c)
any other claim, action, cause of action or potential liability dispute of any kind arising to date, including, but not limited to, issues involving separation pay and/or other employee benefits, and/or alleged breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, violation of public policy, negligence and/or any other common law, statutory or other potential dispute or controversy of any kind which has been or could be asserted against the Company.

2.           Exclusions From General Release:  Excluded from the waivers and releases set forth in this Agreement are any claims that cannot be waived as a matter of law.  Also excluded is the right to file a charge of discrimination with an administrative agency, although I am waiving and releasing the Company from any right to any monetary or other recovery in connection with any administrative agency charge and/or any other type of proceeding.

3.           No Further Employment:  I further agree not to seek or accept reinstatement or reemployment or work on a contract basis with the Company.  I agree that the Company shall have no obligation to engage my services in any capacity (e.g., employee, contractor, temporary employee or consultant) in the future and that any application or request for employment or work on a contract basis legitimately and lawfully may be denied solely on the basis of a breach of this provision of the Agreement.  I further agree that, because of circumstances unique to me, that I am not qualified for reemployment or work on a contract basis with the Company now or in the future.  I agree that if I become employed by the Company or work on a contract basis for the Company without having obtained a written waiver of this provision by an executive officer of the Company, I will resign my employment with the Company when asked to do so.

4.           Acknowledgement:  I acknowledge that I have been paid for all expenses; paid for all hours worked; and received all compensation, wages, bonuses, commissions, and/or benefits to which I may be entitled.  I have not suffered any on-the-job injury for which I have not already filed a claim and have no known workplace injuries or occupational diseases.  I acknowledge I have received all leave during my employment to which I am entitled under the law.  I further affirm that I have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.  I acknowledge I have not divulged any proprietary or confidential information and will continue to maintain the confidentiality of such information consistent with the Company’s policies and agreements and/or the common law.

I affirm I have returned all the Company’s property, documents, and/or confidential information in my possession or control.  I also affirm that I am in possession of all of my property that I had at the Company’s premises and that the Company is not in possession of any of my property.

5.           Covenant Not To Sue:  A “covenant not to sue” is a legal term which means that you promise not to file a lawsuit.  It is different from the General Release of claims contained in Section 1 above.  Besides waiving and releasing the claims covered by Section 1 above, I also agree never to sue the Company on the basis of any and all claims, actions, causes of action and liabilities of any type arising to date.  Notwithstanding this Covenant Not To Sue, I may bring a claim against the Company to enforce this Agreement or a good faith challenge to the validity of this Agreement under the ADEA.  In the event that I sue the Company in violation of this Agreement, I agree and acknowledge that I will pay the Company its litigation costs and expenses, including reasonable attorneys’ fees associated with its defense, and I will immediately forfeit and/or return to the Company all supplemental termination pay and supplemental termination benefits afforded under this Agreement except for the amount of One Hundred Dollars and No Cents ($100.00).

6.           Dismissal Of Claims:  Additionally, because of my release and waiver of all claims, actions, causes of action and liabilities, I agree and represent that I have withdrawn, dismissed and/or discontinued all complaints, grievances, suits and/or lawsuits of any kind that had been initiated or conducted on my behalf with any agencies, departments, courts, commissions, and/or other tribunals or entities of any kind against the Company.

7.           Additional Acknowledgements:  I acknowledge that I am entering into this Agreement knowingly and voluntarily; that I have been advised to consult with an attorney before signing this Agreement; that I have been given twenty-one (21) calendar days to consider this Agreement before signing it.

I acknowledge that the separation pay is in addition to any compensation, pay, or other benefits to which I am already entitled.  I have entered into this Agreement on behalf of myself, my heirs, executors, administrators, attorneys, assigns and anyone else who might pursue any type of claim on my behalf.  In the event of death prior to my receipt of the payments described herein, I direct that the balance of any such payments should be paid to my estate.

8.           Non Competition:  Whereas, the Gunite and Imperial business units (all legal entities comprising Gunite and Imperial referenced hereinafter as “Employer”) have unique methods for manufacturing products; for locating and dealing with vendors and factories; for training, and providing incentives for, its employees; and for marketing, selling and distributing its products;  Whereas, Employer has made unique plans for the future, including without limitation plans for its products, for geographic and customer markets, and for marketing, selling and distributing its products; Whereas, Employer has established near permanent relationships with its customers; Whereas, Employer’s unique methods of doing business and its near permanent relationships with its customers give it a competitive advantage over companies that have not adopted those or other comparably effective methods of doing business, and which have not otherwise been as successful as Employer in developing their businesses; Whereas, as a result of my employment by Employer, I have acquired detailed knowledge of, and experience in, Employer’s unique methods of doing business and its plans for the future, as described above; Whereas, it would be unfair for me to use information obtained during and as a result of my employment by Employer for the benefit of an organization other than Employer; and Whereas, until the Separation Date, I was employed in the position of Sr. Vice President/Gunite & Imperial, which provided me with access to Employer’s customers and business plans and information; Now therefore, Employer and I in consideration of the foregoing recitals and the mutual covenants, conditions, promises and agreements hereinafter set forth have agreed to the following:

Consideration. Employer and I recognize and acknowledge the adequacy of consideration in this Waiver and Release and that this amendment thereto is supported by the severance and other benefits and consideration described therein.

Agreement Not To Compete:  I agree not to compete with Employer during the twenty-four (24) months through and including August 31, 2014.  I will be considered to be competing with Employer if (i) I am performing any services of the type and nature that are performed by Employer or that I was performing for the Company and (ii) I am providing such services to any company that sells any “Product” (as defined below) to (A) any customer of Employer, (B) any customer of any subsidiary of the Employer, (C) any entity that was a customer of Employer or its subsidiaries during the twelve-month period immediately preceding your termination of employment with Employer or (D) any entity that, in your capacity as Sr. Vice President / Gunite & Imperial for Employer, you directly or indirectly targeted for solicitation to become a customer of Employer or any of its subsidiaries during the twelve-month period immediately preceding your termination of employment with Employer.  For the purpose of this provision, “Product” means (i) any product that is substantially equivalent to or competes with any product manufactured by and/or offered for sale by Employer or any of subsidiary or affiliate of Employer during the twelve-month period immediately preceding the date on which you terminate employment with Employer or the date your employment is terminated by Employer, for whatever reason, (ii) any service that is substantially equivalent to or competes with any service provided by and/or offered for sale by Employer or any of subsidiary or affiliate of Employer during the twelve-month period immediately preceding August 31, 2012, or (iii) any product or service that is substantially equivalent to or competes with any product or service that Employer or any of subsidiary or affiliate of the Company is actively planning to manufacture, sell, offer for sale or otherwise engage in at any time during the twelve-month period immediately preceding August 31, 2012.

I will also be considered to be competing with Employer if I participate in, work for, or provide services to any person or entity that is, or is actively planning to be, a “Competitive Business.”  For purpose of this provision, “Competitive Business” shall mean any business (however organized or conducted) that competes with a business in which Employer or any other subsidiary or affiliate of Employer is engaged, or in which Employer or any such other business is actively planning to engage, at any time during the twelve-month period immediately preceding August 31, 2012.

I will not be considered to be competing with Employer if I acquire stock representing less than 1% of the outstanding stock of any publicly traded corporation.  It is understood and agreed that this Agreement shall not restrict me from future employment with businesses in the commercial vehicle component industry that do not compete with Employer.

9.           Revocation/Payment:  I understand that I may revoke this Agreement within seven (7) calendar days after it has been signed by me and that any revocation must be made in writing and submitted to James Maniatis, Sr. Vice President/Human Resources, Accuride Corporation, 7140 Office Circle, Evansville, Indiana 47716-0600 within this seven (7) calendar day period.  I further understand that if I revoke this Agreement, I will not be entitled to separation pay.

10.           Confidentiality:  I understand that this Agreement does not affect my continuing obligation to maintain the confidentiality of the Company’s confidential information and trade secrets.  Specifically, I acknowledge that I will not disclose or use any Company information which is not publicly-available and not generally known or used by the Company’s competitors or in the industry, and which could be harmful to the Company if disclosed to persons outside of the Company.  I agree that any breach of this confidentiality provision will cause irreparable harm to the Company and that I will be subject to liquidated damages in the amount of five thousand dollars ($5,000) in addition to any additional amount award in any dispute for each such violation.  I will also return to the Company any such information still in my possession.

11.           Non-Admissions.  The fact and terms of this Agreement are not an admission by the Company of liability or other wrongdoing.

12.           Governing Law/Severability:  I agree that this Agreement shall be construed in accordance with the laws, including the law of conflicts, of the State of Indiana.  I further acknowledge this Agreement constitutes the complete understanding between the Company and me.  To the extent a court of competent jurisdiction holds that any portion of this Agreement is invalid or legally unenforceable, I agree that the remaining portions shall not be affected and shall be given full force and effect; provided, however, that if any part of the releases in this Agreement are found to be invalid, I shall not be entitled to any supplemental termination pay or supplemental termination benefits afforded under this Agreement and must return to the Company all supplemental termination pay and supplemental termination benefits provided under the Agreement within 30 days of the date it has been judged invalid.

13.           Final Acknowledgements:  I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Agreement, and that I knowingly and voluntarily enter into this Agreement by signing below.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/s/ Kenneth Sparks
Kenneth Sparks

8/31/12
(Date)

PLEASE RETURN TO:

James Maniatis, Sr. Vice President/Human Resources
Accuride Corporation
7140 Office Circle
Evansville, IN 47716-0600

/s/ James Maniatis
James Maniatis

9/3/12
(Date)